EXHIBIT 99
NEWS:

The Sherwin-Williams Company • 101 Prospect Avenue, N.W. •
Cleveland, Ohio 44115 • (216) 566-2140
The Sherwin-Williams Company Reports 2008 Third Quarter and First Nine Months Results
➢	Sales increased 3.3% to a record $2.269 billion in 3Q08 and 2.1% to a record $6.280 billion in first nine months

➢	EPS was $1.50 in 3Q08; $.05 above the 3Q08 guidance range of $1.20 to $1.45

➢	Net operating cash in the first nine months was $592.6 million; an improvement of $28.8 million over the first nine months last year

➢	EPS guidance range of $.40 to $.60 for 4Q08 and raising full year guidance range to $3.97 to $4.17
CLEVELAND, OHIO, October 16, 2008 — The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the third quarter and first nine months ended September 30, 2008. Compared to the same periods in 2007, consolidated net sales increased $71.6 million, or 3.3%, to $2.269 billion in the quarter and $128.5 million, or 2.1%, to $6.280 billion in the first nine months due primarily to acquisitions and favorable foreign currency translation rate changes. Seven acquisitions completed at various times in 2007 and two completed in 2008 increased consolidated net sales 1.7% in the quarter and 2.3% in the first nine months. Favorable currency translation rate changes increased consolidated net sales 0.9% in the quarter and 1.3% in the first nine months.
Diluted net income per common share decreased 3.2% in the quarter to $1.50 per share from $1.55 per share in 2007 and decreased 8.0% in the first nine months, including second quarter 2008 asset impairment charges of approximately $.12 per share, to $3.57 per share from $3.88 per share last year. In the quarter, favorable acquisition results and currency translation rate changes had a combined impact on diluted net income per common share of approximately $.04 per share. In the first nine months, unfavorable acquisition results were offset by favorable currency translation rate changes resulting in a net increase of approximately $.05 per share in diluted net income per common share.
Net sales in the Paint Stores Group increased $9.5 million, or 0.7%, to $1.410 billion in the quarter and decreased $20.6 million, or 0.5%, to $3.797 billion in the first nine months. The sales increase in the quarter was due primarily to increased sales from acquisitions of 1.5% and selling price increases that were partly offset by sales volume reduction. In the first nine months, the decrease in net sales resulted primarily from soft domestic architectural paint sales in the new residential, residential repaint, DIY and commercial markets and weak sales in non-paint categories that more than offset an increase in net sales of 2.4% from acquisitions. Net sales from stores open for more than twelve calendar months decreased 1.4% in the quarter and 3.9% in the first nine months over last year’s comparable periods. Paint Stores

Group segment profit decreased $7.4 million, or 3.0%, to $241.0 million during the quarter due primarily to product cost increases that could not be entirely offset by selling price increases and favorable acquisition results. During the first nine months, segment profit decreased $74.2 million, or 12.2%, to $534.7 million due primarily to lower net sales and gross margin pressures, second quarter 2008 impairment charges of $20.4 million and unfavorable acquisition results. Acquisitions favorably impacted segment profit by 1.2% in the quarter and unfavorably impacted segment profit by 0.8% in the first nine months.
Net sales of the Consumer Group increased $6.2 million, or 1.8%, to $355.7 million in the quarter and decreased $20.8 million, or 2.0%, to $1.026 billion in the first nine months. The sales increase in the quarter was due primarily to selling price increases and an increase in sales of 0.4% related to a 2007 acquisition. The sales decline in the first nine months was due primarily to soft DIY demand at most of the Group’s retail customers partially offset by a 0.3% increase in sales due to the acquisition. Consumer Group segment profit decreased $37.8 million, or 59.0%, to $26.3 million in the quarter and $74.9 million, or 36.9%, to $127.9 million in the first nine months. The decrease in segment profit during the quarter related primarily to continued increases in raw material costs, lower volume in manufacturing and distribution operations and costs related to curtailing certain manufacturing and distribution operations that were only partly offset by controlling selling, general and administrative costs. In the first nine months, segment profit was negatively impacted by lower sales, increases in raw material costs, lower volume in manufacturing and distribution operations and a second quarter 2008 impairment charge of $2.7 million. Selling, general and administrative expense control helped mitigate some of the gross margin pressure. The 2007 acquisition had no significant impact on this Group’s segment profit.
The Global Finishes Group’s net sales stated in U.S. dollars increased $55.8 million, or 12.5%, to $500.8 million in the quarter and $170.1 million, or 13.3%, to $1.452 billion in the first nine months due primarily to volume gains, selling price increases, favorable currency translation rate changes and acquisitions. Favorable currency translation rate changes increased net sales of the Group by 4.5% in the quarter and 5.7% in the first nine months. Acquisitions increased this Group’s net sales by 3.1% in the quarter and 3.5% in the first nine months. Stated in U.S. dollars, segment profit of the Global Finishes Group in the quarter decreased $2.7 million, or 5.6%, to $45.3 million and increased $4.1 million, or 3.1%, in the first nine months including a second quarter 2008 goodwill impairment charge of $.8 million. The segment profit decrease in the quarter was due primarily to increasing raw material costs and the negative impact of the domestic economy on portions of this Segment’s business. These factors could not be fully offset by volume gains outside the U.S. and selling price increases. The segment profit increase in the first nine months was primarily attributable to foreign operations that had increased sales, improved operating efficiencies related to additional manufacturing volume and favorable currency affects. Segment profit stated in local currency declined 10.8% in the quarter and 3.7% in the first nine months. Acquisitions had a negligible accretive impact in the quarter and 1.9% accretive effect on segment profit of the Global Finishes Group in the first nine months.
The Company acquired 793,135 shares of its common stock through open market purchases during the quarter and 7.0 million shares during the first nine months. The Company had remaining authorization at September 30, 2008 to purchase 20.0 million shares.
Commenting on the third quarter and first nine months results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “We continue to manage our business through the challenging environment of the U.S. and global economies. We are experiencing an unprecedented downturn in the U.S. housing market that has severely depressed paint demand in the domestic new residential, residential repaint, DIY and commercial markets. During the third quarter, the strong paint demand we had enjoyed in many foreign markets began to subside and we anticipate increasing softness in the months ahead. Despite these conditions, we are pleased with the progress of our operating segments in producing record sales performance and strong cash generation.
“Our Paint Stores Group is managing to offset some significant gross margin cost pressures by controlling their selling, general and administrative expenses where possible. In spite of controlling these expenses, the Group remains focused on providing superior, knowledgeable customer service. Our Consumer Group has been absorbing much of the brunt of rapidly increasing raw material costs and reduced volume demand, but they also remain focused on improving their productivity and service levels. We are optimistic about the strength of our foreign business units in our Global Finishes Group and are confident that they will be able to manage through the weakening global economic market. Previously announced domestic and foreign price increases and cost reductions will continue to be implemented in the coming months as we continue to manage our business for improvement in this tough global economic environment.
“As the credit crisis continues, we are managing our working capital and liquidity to balance our needs and risk with our business strategies. At the end of the quarter, our working capital (accounts receivable plus inventories minus accounts payable) was $92.0 million below the end of the third quarter last year and down as a percent to twelve month sales to 13.0% from 14.4% last year. During the first nine months, our net operating cash improved $28.8 million to $592.6 million compared to $563.8 million in 2007. The increase in net operating cash resulted primarily from our control over working capital that more than offset our lower net income. Cash used for capital expenditures, acquisitions, treasury stock purchases and cash dividends totaled $644.4 million in the first nine months compared to $1.169 billion in the first nine months of 2007. We expect to continue to achieve high levels of net operating cash flow in part by maintaining control over working capital. We will prudently manage our use of cash to help maintain our financial stability through the end of the current economic turmoil.
“During the fourth quarter of 2008, we anticipate consolidated net sales growth, in percentage terms, will be plus or minus in the low single digits from last year’s fourth quarter. We expect diluted net income per common share for the fourth quarter will be in the range of $.40 to $.60 per share compared to $.80 per share last year. For the full year 2008, we anticipate consolidated net sales will be slightly higher than 2007. At that sales level, we are raising our expectations for diluted net income per common share for full year 2008 to a range of $3.97 to $4.17 per share compared to $4.70 per share earned in 2007.”
The Company will conduct a conference call to discuss its financial results for the third quarter and first nine months and its outlook for the fourth quarter and full year 2008 at 11:00 a.m. ET today, October 16, 2008. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the October 16th release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Tuesday, November 4, 2008 at 5:00 p.m. ET.
Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than

3,000 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 30 countries around the world. For more information, visit www.sherwin.com.
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This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Contacts:
Robert Wells
Vice President – Corporate Communications and Public Affairs
Sherwin-Williams
Direct: 216.566.2244
rjwells@sherwin.com
Mike Conway
Director – Corporate Communications and Investor Relations
Sherwin-Williams
Direct: 216.515.4393
Pager: 216.422.3751
mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries
 Statements of Consolidated Income (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
Thousands of dollars, except per share data	2008	2007	2008	2007
Net sales	$2,268,658	$2,197,042	$6,279,885	$6,151,408
Cost of goods sold	1,308,169	1,208,654	3,565,985	3,385,083
Gross profit	960,489	988,388	2,713,900	2,766,325
Percent to net sales	42.3%	45.0%	43.2%	45.0%
Selling, general and administrative expenses	681,352	670,433	2,010,043	1,955,073
Percent to net sales	30.0%	30.5%	32.0%	31.8%
Other general (income) expense — net	(1,470)	3,185	(75)	10,209
Impairment of trademarks and goodwill			23,912
Interest expense	15,200	17,048	51,006	52,415
Interest and net investment income	(929)	(1,808)	(2,323)	(12,591)
Other (income) expense — net	194	5,213	(4,006)	239

Income before income taxes	266,142	294,317	635,343	760,980
Income taxes	89,061	93,968	208,633	246,222

Net income	$177,081	$200,349	$426,710	$514,758

Net income per common share:
Basic	$1.53	$1.59	$3.64	$3.99

Diluted	$1.50	$1.55	$3.57	$3.88

Average shares outstanding — basic	115,828,466	125,958,878	117,182,407	128,887,107

Average shares and equivalents outstanding — diluted	118,183,353	129,592,682	119,662,014	132,601,488

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the October 16th release.